UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 31, 2012

SILICON LABORATORIES INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-29823	74-2793174
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

400 West Cesar Chavez, Austin, TX 78701

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (512) 416-8500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On July 31, 2012, Silicon Laboratories Inc. (“Silicon Laboratories”) and certain of its domestic subsidiaries (the “Guarantors”) entered into a $230 million five-year credit agreement with Bank of America, N.A., as Administrative Agent, Wells Fargo Bank, N.A., as Syndication Agent, Regions Bank, as Documentation Agent, and a syndicate of other lenders (the “Credit Agreement”). The Credit Agreement consists of a $100 million term loan facility (the “Term Loan Facility”) and a $130 million revolving credit facility (the “Revolving Credit Facility”). In order to borrow under the Term Loan Facility, Silicon Laboratories must concurrently pay off its remaining obligations under the operating leases for its headquarters and the related participation agreements.  As of July 31, 2012, no funds had been borrowed under the Credit Agreement.

In connection with the closing of the Credit Agreement, Silicon Laboratories also entered into a security and pledge agreement dated July 31, 2012 with the other parties identified as “Obligors” (as defined therein) and such other parties that may become Obligors thereunder after the date thereof, and Bank of America, N.A., in its capacity as Administrative Agent for the holders of the Secured Obligations (as defined therein) (the “Security and Pledge Agreement”).

The Term Loan Facility provides for quarterly principal amortization (equal to 5% of the principal in each of the first two years and 10% of the principal in each of the next three years) with the remaining balance payable upon the maturity date. The Revolving Credit Facility includes a $25 million letter of credit sublimit and a $10 million swingline loan sublimit. Silicon Laboratories has an option to increase the size of the Revolving Credit Facility by up to an aggregate of $50 million in additional commitments, subject to certain conditions.

The Term Loan Facility and Revolving Credit Facility, other than swingline loans, will bear interest at LIBOR plus an applicable margin or, at the option of Silicon Laboratories, the base rate (defined as the highest of the Bank of America prime rate, the Federal Funds rate plus 0.50% and a daily rate equal to one-month LIBOR plus 1.00%) plus an applicable margin. Swingline loans accrue interest at a per annum rate based on the base rate plus the applicable margin for base rate loans. The applicable margins for the LIBOR loans range from 1.50% to 2.50% and for base rate loans range from 0.50% to 1.50%, depending in each case, on the leverage ratio as defined in the Agreement.

The credit facility contains various conditions, covenants and representations with which Silicon Laboratories must be in compliance in order to borrow funds and to avoid an event of default, including financial covenants that Silicon Laboratories must maintain a leverage ratio (defined as a ratio of Consolidated Funded Indebtedness to Consolidated EBITDA (each as defined in the Credit Agreement)) of no more than 2.5 to 1 and a minimum fixed charge coverage ratio (defined as a ratio of Consolidated EBITDA to Consolidated Fixed Charges (each as defined in the Credit Agreement)) of no less than 1.50 to 1. The occurrence of an event of default could result in the acceleration of all outstanding obligations under the Credit Agreement as well as other remedies as defined therein. Silicon Laboratories’ obligations under the Credit Agreement are guaranteed by the Guarantors and are secured by a security interest in substantially all assets of Silicon Laboratories and the Guarantors.

The foregoing descriptions are subject to, and qualified in their entirety by, the Credit Agreement and the Security and Pledge Agreement.  The Credit Agreement and the Security and Pledge Agreement are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and the terms thereof are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits

10.1

Credit Agreement, dated July 31, 2012, by and among Silicon Laboratories Inc., the subsidiaries of the borrower identified therein, Bank of America, N.A., Wells Fargo Bank, National Association, and Regions Bank

10.2

Security and Pledge Agreement, dated July 31, 2012, by and among Silicon Laboratories Inc., with the other parties identified as “Obligors” (as defined therein) and such other parties that may become Obligors thereunder after the date thereof, and Bank of America, N.A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILICON LABORATORIES INC.

August 1, 2012	/s/ Paul V. Walsh, Jr.
Date	Paul V. Walsh, Jr.
Senior Vice President and
Chief Financial Officer
(Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description
10.1

Credit Agreement, dated July 31, 2012, by and among Silicon Laboratories Inc., the subsidiaries of the borrower identified therein, Bank of America, N.A., Wells Fargo Bank, National Association, and Regions Bank

10.2

Security and Pledge Agreement, dated July 31, 2012, by and among Silicon Laboratories Inc., with the other parties identified as “Obligors” (as defined therein) and such other parties that may become Obligors thereunder after the date thereof, and Bank of America, N.A.